Exhibit 10.1.1

NSTAR EXCESS BENEFIT PLAN

(Amended and Restated Effective January 1, 2008)

INTRODUCTION

The NSTAR Excess Benefit Plan (the “Plan”) is maintained by NSTAR (the “Company”) for the benefit of certain members of the NSTAR Pension Plan, as amended from time to time (the “Pension Plan”) described below (the “Participants”), and their beneficiaries. The Plan consists of two parts: Part A, which is the NSTAR 409A Excess Benefit Plan (the “409A Plan”), and Part B, which is the NSTAR Excess Benefit Plan as in effect on October 3, 2004 (the “Grandfathered Plan”). The effective date of this restated Plan is January 1, 2008.

The 409A Plan is intended to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and guidance issued thereunder and shall be interpreted and administered in a manner consistent with such requirements. For the avoidance of doubt, the terms of the 409A Plan shall apply to benefits accrued on or after January 1, 2005 and benefits accrued but not vested as of December 31, 2004 under the Grandfathered Plan.

All benefits accrued and vested as of December 31, 2004 (the “Grandfathered Benefit Amount”) shall be grandfathered for purposes of Code section 409A and shall be governed by the Grandfathered Plan. The Grandfathered Plan is frozen as of December 31, 2004. No additional benefit shall thereafter accrue under the Grandfathered Plan after December 31, 2004 and no individual not a Participant as of December 31, 2004 shall thereafter become a Participant in the Grandfathered Plan. The Grandfathered Plan has not been amended or modified in any way since October 3, 2004, and a copy of the Grandfathered Plan as it was in effect on October 3, 2004 is attached as Part B. Also attached is an Appendix to the Grandfathered Plan (Part B) which memorializes the methodology for calculating, in accordance with applicable provisions of the Grandfathered Plan, the Grandfathered Benefit Amount credited to each Participant under the Grandfathered Plan.

PART A

NSTAR 409A EXCESS BENEFIT PLAN

ARTICLE I

The purpose of the 409A Plan is to provide retirement benefits with respect to those Participants who retire or have retired under the Pension Plan and whose Pension Plan benefits are, or will be, restricted by (i) the limitations imposed under section 415 of the Code, or (ii) the limitations imposed under Section 401(a)(17) of the Code. For purposes of this 409A Plan, the limitations described in the preceding sentence (the “Limitations”) shall be deemed to include the corresponding limitations set forth in, or applicable under, the terms of the Pension Plan.

With respect to those Participants whose Pension Plan benefits are, or will be, restricted by the limitations imposed under section 415 of the Code, the 409A Plan is intended to be an “excess benefit plan” within the meaning of section 3(36) of the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”), and shall be administered in a manner consistent with that intent. With respect to those Participants whose Pension Plan benefits are, or will be, restricted by the limitations imposed under section 401(a)(17) of the Code, the 409A Plan is intended to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of sections 201(2), 301(a)(3) and 401(a)(3) of ERISA, and shall be administered in a manner consistent with that intent.

Nothing in the 409A Plan shall be deemed to require the setting aside of any assets, in trust or otherwise, for the payment of 409A Plan benefits. Interests in the 409A Plan are non-assignable, and are not subject to alienation, anticipation, garnishment, attachment or any other legal process. A Participant’s or beneficiary’s rights to benefits under the 409A Plan shall be no greater than the rights of a general, unsecured creditor of the Company or its affiliates. However, the Company or any of its affiliates may establish one or more trusts of which the Company or its affiliates is treated as the owner under Subpart E, Part I, of Subchapter J, Chapter 1 Subtitle A of the Code (a “grantor trust”), and may from time to time deposit funds with the Trustee of such grantor trust or trusts to facilitate payment of benefits under the 409A Plan. In the event the Company or any of its affiliates establishes such a grantor trust or trusts with respect to the 409A Plan and at the time of a Change of Control (as defined in Appendix A attached hereto) any such trust (i) has not been terminated or revoked and (ii) is not “fully funded” (as determined in its sole discretion by a majority of the individuals who were members of the Executive Personnel Committee as defined in the Pension Plan (the “EPC”) immediately prior to such Change of Control), the Company or its affiliate shall within ten days of such Change of Control deposit in such grantor trust or trusts assets sufficient to cause the trust or trusts to be “fully funded” (as determined in its sole discretion by the majority of the individuals who were members of the EPC immediately prior to such Change of Control).

Nothing in this Plan shall give any Participant any right to be employed or to continue employment by the Company or its affiliates.

ARTICLE II

Benefits

2.1 Amount of Benefit. Each Participant in the 409A Plan, or the surviving beneficiary of a deceased Participant, shall be entitled to a benefit, payable in accordance with Article III below, which is expressed as a single sum equal to the excess (if any) of: (a) minus (b), over (c), where

(a)	is the Participant’s or surviving beneficiary’s single sum benefit under the Pension Plan, computed under the provisions of the Pension Plan without regard to the Limitations,

(b)	is the Participant’s or surviving beneficiary’s single sum benefit under the Pension Plan, computed taking into account the Limitations, and

(c)	is the single sum amount of the Participant’s benefit under the Grandfathered Plan (if any).

2.2 Adjustment Through the Payment Date. The single sum benefit described in Section 2.1 above shall be increased with interest, as provided under the Crediting of Interest section of the Pension Plan, from the first day of the month following the month in which the applicable payment event described in Section 3.2 occurs, until the date payments commence in accordance with Section 3.2 below. If the form of payment elected by the Participant in accordance with Section 3.1(a) below is other than a single sum, the benefit payable in the elected form shall be calculated based on the single sum as of the date on which payments commence, in accordance with the provisions of the Pension Plan.

ARTICLE III

Payment of Benefits

3.1 Form of Payment

(a)	Participants as of December 31, 2007.

(i) With respect to any individual who is a Participant in the 409A Plan as of December 31, 2007, benefits payable under this 409A Plan shall be paid in the form selected by the Participant from among the forms offered by the Pension Plan. Such election shall be made in writing, on such form as the Company may require, prior to December 31, 2008, in a manner consistent with transition guidance under Code section 409A, and shall be available to Participants whose distribution date or dates would fall after December 31, 2008.

(ii) A Participant described in this Section 3.1(a) who has elected a life annuity form of distribution as defined in Treas. Reg. §1.409A-2(b)(2)(ii) may, at any time before any annuity payment has been made, elect to change such form of distribution to an actuarially equivalent life annuity of another type in accordance with Treas. Reg. §1.409A-2(b)(2)(ii).

(iii) A Participant described in this Section 3.1(a) may elect to change his or her election as to the form of distribution again after December 31, 2008, provided that: (a) the Participant has not previously made an election change under this Section 3.1(a)(iii); (b) such election change will not take effect until 12 months after the date on which the election change is made, (c) a Participant is an employee of the Company or its affiliates on the date such election is made; and (d) payment will be deferred for a period of five years from the date such payment would otherwise be made, in accordance with Treas. Reg. §1.409A-2(b)(1).

All elections under this Section 3.1(a) shall be made in accordance with rules and procedures established by the EPC.

(b)	Participants After December 31, 2007.

With respect to any Participant who becomes a Participant on or after January 1, 2008, benefits payable under the 409A Plan shall be paid in a single sum.

3.2 Timing of Payment

(a)	Separation from Service.

(i) Benefits paid on account of the Participant’s Separation from Service shall be paid (or commence to be paid) on the first day of the seventh month following the date on which the Participant’s Separation from Service occurs. However, if a Participant has made a subsequent change to his or her elected form of payment after December 31, 2008 pursuant to Section 3.1(a)(iii) above, payment shall commence on the five year anniversary of the date on which such payment would otherwise be made, in accordance with Treas. Reg. §1.409A-2(b)(1).

(ii) For purposes of this 409A Plan, the Participant’s “Separation from Service” means a separation from service with the Company and its affiliates within the meaning of Treas. Reg. §1.409A-1(h). A Participant on medical leave for a period of more than twenty nine (29) months shall be deemed to have a Separation from Service on the day following the end of the 29th month of medical leave. For purposes of this paragraph, a medical leave is a leave of absence due to a medically determined physical or mental impairment that can be expected to result in death or to last for a continuous period of at least six months, where such impairment causes the employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment.

(b)	Death.

(i) Pre-Retirement Death Benefit. If the Participant dies before his or her Separation from Service, benefits will be paid (or commence to be paid) in the applicable form under Section 3.1 as soon as reasonably practicable after the Participant’s death, but in all events within 90 days after the Participant’s death. For the avoidance of doubt, if such 90-day period ends in the taxable year following the taxable year in which the Participant’s death occurs, neither the Participant nor any beneficiary shall have the right to designate the taxable year in which the benefits will be distributed.

(ii) Post-Retirement Death Benefit. If the Participant dies after Separation from Service but before payments commence under Section 3.2(a) above, his or her beneficiary will be entitled to receive the benefit (if any) that such beneficiary would have received if the Participant had commenced receiving benefits under the 409A Plan immediately prior to his or her death in the form elected under Section 3.1 above; provided, however, that if the Participant’s benefits are payable in a single sum, then the beneficiary shall receive the single sum that would otherwise have been payable to the Participant, on the date that the Participant would have received such payment under Section 3.2(a) above. For the avoidance of doubt, no benefits will be payable pursuant to this Section 3.2(b)(ii) if the form of payment elected under Section 3.1 was a straight life annuity.

(iii) Beneficiary. For purposes of this Article III, “beneficiary” shall mean the beneficiary designated by the Participant pursuant to such forms and procedures as may be required by the EPC. In the absence of a beneficiary designation hereunder, the term “beneficiary” shall mean the Participant’s beneficiary determined pursuant to the NSTAR Pension Plan.

ARTICLE IV

Administration; Claims

The 409A Plan shall be administered and construed by the EPC in its sole discretion. The EPC may delegate administrative tasks under the 409A Plan to employees of the Company or its affiliates or others. Claims for benefits hereunder, and appeals from the denial of any such claim, shall be subject to the same procedures as those which apply to claims for benefits under the Pension Plan, except that references to the “Committee” shall be deemed to refer to the EPC.

ARTICLE V

Amendment and Termination

The 409A Plan may be amended or terminated at any time and in any respect by the Company or the EPC; provided, however that the 409A Plan shall only be terminated to the extent, and in a manner, permitted by Code section 409A. No amendment or termination shall reduce or otherwise adversely affect the rights of any Participant or his or her beneficiary to benefits accrued under the 409A Plan immediately prior to such amendment or termination without his or her prior written consent, and no amendment or termination following a Change of Control shall eliminate or reduce the Company’s or its affiliates’ obligations to deposit assets in the grantor trust as described in Article I. Furthermore, following a Change of Control, this Article V may not be amended.

ARTICLE VI

Governing Law

The 409A Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, to the extent such laws are not preempted by ERISA.

Appendix A

“Change of Control”

For the purposes of this 409A Plan, a “Change of Control” shall mean:

a. The acquisition by any Person (or more than one Person acting as a group) of ultimate beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of (i) more than 50% of the then outstanding common shares (or shares of common stock) of the Parent (the “Outstanding Parent Common Shares”) or (ii) 30% or more of the combined voting power of the then outstanding voting securities of the Parent entitled to vote generally in the election of trustees (or directors) (the “Outstanding Parent Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Parent, (ii) any acquisition by the Parent or an affiliate of the Parent, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Parent, the Company or any affiliates of the Parent or (iv) any acquisition by any Person pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Appendix A; or

b. Individuals who, as of the date hereof, constitute the Board of Trustees of the Parent (the “Incumbent Board”) cease for any reason to constitute at least a majority of such board; provided, however, that any individual becoming a trustee (or director) subsequent to the date hereof whose election, or nomination for election by the Parent’s shareholders, was approved by a vote of at least a majority of the trustees (or directors) then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of trustees (or directors) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than such board; or

c. Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Parent (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Parent Common Shares and Outstanding Parent Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, immediately following such Business Combination 50% or more of, respectively, the then outstanding common shares (or shares of common stock) and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of trustees (or directors), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Parent or all or substantially all of the Parent’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Parent Common Shares and Outstanding Parent Voting Securities, as the case may be, (ii) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Parent or the Company or such entity resulting from such Business Combination) ultimately beneficially owns, directly or indirectly, more than 50% of, respectively, the then outstanding common shares or shares of common stock of the entity resulting from such Business Combination or 30% or more of the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of trustees (or board of directors) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Trustees of the Parent, providing for such Business Combination; or

d. Approval by the shareholders of the Parent of a complete liquidation or dissolution of the Parent.

For purposes of this Appendix A, the term “Parent” shall mean NSTAR, or, if any entity shall own, directly or indirectly through one or more subsidiaries, more than 50% of the outstanding common shares of NSTAR, such entity, and (ii) the term “Person” shall mean any individual, corporation, partnership, company, limited liability company, trust or other entity, which term shall include a “group” within the meaning of Section 13(d) of the Securities Act of 1934, as amended.

PART B

NSTAR EXCESS BENEFIT PLAN as in effect on OCTOBER 3, 2004

Appendix B

“Grandfathered Benefit Amount”

The Grandfathered Benefit Amount shall be determined in accordance with the terms of the Grandfathered Plan as in effect on October 3, 2004. This Appendix B is intended to memorialize the methodology for calculating the Grandfathered Benefit Amount. Subject to the foregoing, the Grandfathered Benefit Amount shall be calculated as follows, with reference to the following Table I:

1.	409A Grandfathered Annuity (annual amount): the amount in Table I Column 2.

2.	409A Grandfathered Lump Sum: the amount in Table I Column 1.

Appendix B

Table I

Participant Name(1)	12/31/04 Accrued/Vested Lump Sum Benefit Excess Plan Column 1	12/31/04 Accrued/Vested Annuity Benefit(2) Excess Plan Column 2
Thomas J. May	$4,459,730	$444,037
James J. Judge	598,911	37,595
Douglas S. Horan	960,821	98,745
Joseph R. Nolan Jr.	310,963	18,111
Ellen K. Angley	74,493	4,512
Paul D. Vaitkus	164,705	10,554
Geoffrey O. Lubbock	146,341	14,385
Philip J. Lembo	21,906	1,375
Neven Rabadjija	25,014	1,603
Richard J. Morrison	23,331	1,527

(1)	Table includes only those participants with an accrued benefit in the Excess Benefit Plan as of December 31, 2004.

(2)	Determined by converting the amounts in Column 1, to an annual single-life annuity using the NSTAR Pension Plan annuity conversion factors as in effect at 12/31/04 for a benefit commencing 12/31/04.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officer this 24th day of December, 2008.

NSTAR

By:	/s/ THOMAS J. MAY